Exhibit 10.2(i)
NORTHROP GRUMMAN CORPORATION
TERMS AND CONDITIONS APPLICABLE TO 2009 STOCK OPTIONS
GRANTED UNDER THE 2001 LONG-TERM INCENTIVE STOCK PLAN
     These Terms and Conditions (“Terms”) apply to certain stock options granted by Northrop Grumman Corporation (the “Company”) in 2009. If you were granted a stock option by the Company in 2009, the date of grant of your stock option (your “Option”), the total number of shares of common stock of the Company subject to your Option, and the per share exercise price of your Option are set forth in the letter from the Company announcing your Option grant (your “Grant Letter”) and are reflected in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Company or its designee. These Terms apply to your Option if referenced in your Grant Letter and/or on the Stock Plan System with respect to your Option. If you were granted an Option, you are referred to as the “Grantee” with respect to your Option. Capitalized terms are generally defined in Section 9 below if not otherwise defined herein.
     The Option represents a right to purchase the number of shares of the Company’s Common Stock, for the per share exercise price of the Option, each as stated in your Grant Letter and as reflected in the Stock Plan System. The number of shares and exercise price of the Option are subject to adjustment as provided herein. The Option is subject to all of the terms and conditions set forth in these Terms, and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Committee, as such rules are in effect from time to time.
1. Vesting; Exercise of Option.
     1.1 Vesting. The Option is exercisable only to the extent that it has vested and has not expired or terminated. Subject to Sections 2 and 5 below, one-third (1/3) of the total number of shares of Company Common Stock subject to the Option (subject to adjustment as provided in Section 5.1) shall vest and become exercisable upon each of the first, second and third anniversaries of the Grant Date.
     1.2 Method of Exercise. In order to exercise the Option, the Grantee or such other person as may be entitled to exercise the same shall (a) execute and deliver to the Corporate Secretary of the Company a written notice indicating the number of shares subject to the Option to be exercised, and/or (b) complete such other exercise procedure as may be prescribed by the Corporate Secretary of the Company. The date of exercise of the Option shall be the day such notice is received by the Corporate Secretary of the Company or the day such exercise procedures are satisfied, as applicable; provided that in no event shall the Option be considered to have been exercised unless the per share exercise price of the Option is paid in full (or provided for in accordance with Section 1.3) for each of the shares to be acquired on such exercise and all required tax withholding obligations with respect to such exercise have been satisfied or provided for in accordance with Section 6 hereof. No fractional shares will be issued.
     1.3 Payment of Exercise Price. The exercise price shall be paid at the time of exercise. Payment may be made (a) in cash; (b) in the sole discretion of the Committee and on such terms and conditions as the Corporate Secretary of the Company may prescribe, either in whole or in part (i) by a reduction in the number of shares of Common Stock otherwise deliverable pursuant to the Option (valued at their Fair Market Value on the date of exercise of the Option) or (ii) in Common Stock of the Company (either actually or by attestation and valued at their Fair Market Value on the date of exercise of the Option; (c) in a combination of payments under clauses (a) and (b); or (d) pursuant to a cashless exercise arranged through a broker or other third party. Notwithstanding the foregoing, the Committee may at any time (a) limit the ability of the Grantee to exercise the Option through any method other than a cash payment, or (b) require the Grantee to exercise, to the extent possible, the Option in the manner described in clauses (b)(i) and (b)(ii) of the preceding sentence.
     1.4 Tax Status. The Option is not and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Code.
2. Termination of Option; Termination of Employment.
     2.1 General. The Option, to the extent not previously exercised, and all other rights in respect thereof, whether vested and exercisable or not, shall terminate and become null and void at the close of business on the last business day preceding the seventh (7th) anniversary of the Grant Date (the “Expiration Date”). The Option, to the extent not previously exercised, and all other rights in respect thereof, whether vested and exercisable or not, shall terminate and become null and void prior to the Expiration Date if and when (a) the Option terminates in connection with a Change in Control pursuant to Section 5 below, or (b) except as provided below in this Section 2 and in Section 5, the Grantee ceases to be an employee of the Company or one of its subsidiaries.

     2.2 Termination of Employment Due to Retirement. If the Grantee ceases to be employed by the Company or one of its subsidiaries due to the Grantee’s Early Retirement and such Early Retirement occurs more than six months after the Grant Date, the next succeeding vesting installment of the Option shall vest, and all installments under the Option which have vested may be exercised by the Grantee (or, in the event of the Grantee’s death, by the Grantee’s Successor) until the fifth anniversary of the Grantee’s Early Retirement, but in no event after the Expiration Date. Any remaining unvested installments, after giving effect to the foregoing sentence, shall terminate immediately upon the Grantee’s Early Retirement. If the Grantee ceases to be employed by the Company or one of its subsidiaries due to the Grantee’s Normal Retirement and such Normal Retirement occurs more than six months after the Grant Date, all remaining installments of the Option shall vest, and all installments under the Option may be exercised by the Grantee (or, in the event of the Grantee’s death, by the Grantee’s Successor) until the fifth anniversary of the Grantee’s Normal Retirement, but in no event after the Expiration Date.
     In determining the Grantee’s eligibility for Early or Normal Retirement, service is measured by dividing (a) the number of days the Grantee was employed by the Company or a subsidiary in the period commencing with his or her last date of hire by the Company or a subsidiary through and including the date on which the Grantee is last employed by the Company or a subsidiary, by (b) 365. If the Grantee ceased to be employed by the Company or a subsidiary and was later rehired by the Company or a subsidiary, the Grantee’s service prior to the break in service shall be disregarded in determining service for such purposes; provided that, if the Grantee’s employment with the Company or a subsidiary had terminated due to the Grantee’s Early Retirement, Normal Retirement, or by the Company as part of a reduction in force (in each case, other than a termination by the Company or a subsidiary for cause) and, within the two-year period following such termination of employment (the “break in service”) the Grantee was subsequently rehired by the Company or a subsidiary, then the Grantee’s period of service with the Company or a subsidiary prior to and ending with the break in service will be included in determining service for such purposes. In the event the Grantee is employed by a business that is acquired by the Company or a subsidiary, the Company shall have discretion to determine whether the Grantee’s service prior to the acquisition will be included in determining service for such purposes.
     2.3 Termination of Employment Due to Death or Disability. If the Grantee dies while employed by the Company or a subsidiary and such death occurs more than six months after the Grant Date, or if the Grantee’s employment by the Company and its subsidiaries terminates due to the Grantee’s Disability and such termination occurs more than six months after the Grant Date, the next succeeding vesting installment of the Option shall vest, and all installments under the Option which have vested may be exercised by the Grantee (or, in the case of the Grantee’s death, by the Grantee’s Successor) until the fifth anniversary of the Grantee’s death or Disability, whichever first occurs, but in no event after the Expiration Date. Any remaining unvested installments, after giving effect to the foregoing sentence, shall terminate immediately upon the Grantee’s death or Disability, as applicable.
     2.4 Other Terminations of Employment. Subject to the following sentence, if the employment of the Grantee with the Company or a subsidiary is terminated for any reason other than the Grantee’s Early or Normal Retirement, death, or Disability, or in the event of a termination of the Grantee’s employment with the Company or a subsidiary on or before the six-month anniversary of the Grant Date due to the Grantee’s Early or Normal Retirement, death, or Disability, the Option may be exercised (as to not more than the number of shares as to which the Grantee might have exercised the Option on the date on which his or her employment terminated) only within 90 days from the date of such termination of employment, but in no event after the Expiration Date; provided, however, that if the Grantee is dismissed by the Company or a subsidiary for cause, the Option shall expire forthwith. If the Grantee dies within 90 days after a termination of employment described in the preceding sentence (other than a termination by the Company or a subsidiary for cause), the Option may be exercised by the Grantee’s Successor for one year from the date of the Grantee’s death, but in no event after the Expiration Date and as to not more than the number of shares as to which the Grantee might have exercised the Option on the date on which his or her employment by the Company or a subsidiary terminated. For purposes of this Section 2 and prior to a Change in Control, the Company shall be the sole judge of “cause” unless such term is expressly defined in a written employment agreement by and between the Grantee and either the Company or one of its subsidiaries, in which case “cause” is used as defined in such employment agreement for purposes of this Section 2. Prior to a Change in Control, the definition of “Cause” in Section 9 does not apply for purposes of this Section 2. With respect to a termination of employment upon or following a Change in Control, the definition of “Cause” in Section 9 shall apply for purposes of this Section 2.
     2.5 Leave of Absence. Unless the Committee otherwise provides (at the time of the leave or otherwise), if the Grantee is granted a leave of absence by the Company, the Grantee (a) shall not be deemed to have incurred a termination of employment at the time such leave commences for purposes of the Option, and (b) shall be deemed to be employed by the Company for the duration of such approved leave of absence for purposes of the Option. A termination of employment shall be deemed to have occurred if the Grantee does not timely return to active employment upon the expiration of such approved leave or if the Grantee commences a leave that is not approved by the Company.
     2.6 Salary Continuation. Subject to Section 2.5 above, the term “employment” as used herein means active employment by the Company and salary continuation without active employment (other than a leave of absence approved by the Company and covered by Section 2.5) will not, in and of itself, constitute “employment” for purposes hereof (in the case of salary continuation without active employment, the Grantee’s cessation of active employee status shall, subject to Section 2.5, be deemed to be a termination of “employment” for purposes hereof). Furthermore, salary continuation will not, in and of itself, constitute a leave of absence approved by the Company for purposes of the Option.
     2.7 Sale or Spinoff of Subsidiary or Business Unit. For purposes of the Option, a termination of employment of the Grantee shall be deemed to have occurred if the Grantee is employed by a subsidiary or business unit and that subsidiary or business unit is sold, spun off, or otherwise divested and the Grantee’s employment does not terminate due to the Grantee’s Early or Normal Retirement upon or immediately before such event and the Grantee does not otherwise continue to be employed by the Company after such event.
     2.8 Continuance of Employment Required. Except as expressly provided in Sections 2.2 and 2.3 above, and Section 5 below, the vesting of the Option requires continued employment through each vesting date as a condition to the vesting of the corresponding installment of the award. Employment before or between the specified vesting dates, even if substantial, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment. Nothing contained in these Terms, the Grant Letter, the Stock Plan System, or the Plan constitutes an employment commitment by the Company or any subsidiary, affects the Grantee’s status (if the Grantee is otherwise an at-will employee) as an employee at will who is subject to termination without cause, confers upon the Grantee any right to continue in the employ of the Company or any subsidiary, or interferes in any way with the right of the Company or of any subsidiary to terminate such employment at any time.
3. Non-Transferability and Other Restrictions.
     3.1 Non-Transferability. The Option is non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The foregoing transfer restrictions shall not apply to: (a) transfers to the Company; (b) transfers by will or the laws of descent and distribution; or (c) if the Grantee has suffered a disability, permitted transfers to or exercises on behalf of the holder by his or her legal representative. Notwithstanding the foregoing, the Company may honor any transfer required pursuant to the terms of a court order in a divorce or similar domestic relations matter to the extent that such transfer does not adversely affect the Company’s ability to register the offer and sale of the underlying shares on a Form S-8 Registration Statement and such transfer is otherwise in compliance with all applicable legal, regulatory and listing requirements.
     3.2 Recoupment of Awards. Any payments or issuances of shares with respect to the Option are subject to recoupment pursuant to the Company’s Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments as in effect from time to time, and the Grantee shall promptly make any reimbursement requested by the Board or Committee pursuant to such policy with respect to the Option. Further, the Grantee agrees, by accepting the Option, that the Company and its affiliates may deduct from any amounts it may owe the Grantee from time to time (such as wages or other compensation) to the extent of any amounts the Grantee is required to reimburse the Company pursuant to such policy with respect to the Option.
4. Compliance with Laws; No Stockholder Rights Prior to Issuance.
     The Company’s obligation to issue any shares with respect to the Option is subject to full compliance with all then applicable requirements of law, the Securities and Exchange Commission, the Commissioner of Corporations of the State of California, or other regulatory agencies having jurisdiction over the Company and its shares, and of any exchanges upon which stock of the Company may be listed. The Grantee shall not have the rights and privileges of a stockholder with respect to shares subject to or purchased under the Option until the date appearing on the certificate(s) for such shares (or, in the case of shares entered in book entry form, the date that the shares are actually recorded in such form for the benefit of the Grantee) issued upon the exercise of the Option.
5. Adjustments; Change in Control.
     5.1 Adjustments. The number, type and price of shares subject to the Option, as well as the per share exercise price of the Option, are subject to adjustment upon the occurrence of events such as stock splits, stock dividends and other changes in capitalization in accordance with Section 6(a) of the Plan. In the event of any adjustment, the Company will give the Grantee written notice thereof which will set forth the nature of the adjustment.
     5.2 Possible Acceleration on Change in Control. Notwithstanding the acceleration provisions of Section 2 hereof but subject to the limited exercise periods set forth therein, and further subject to the Company’s ability to terminate the Option as provided in Section 5.3 below, the outstanding and previously unvested portion of the Option shall become fully exercisable as of the date of the Grantee’s termination of employment as follows:
(a)	if the Grantee is covered by a Change in Control Severance Arrangement at the time of the termination, if the termination of employment constitutes a “Qualifying Termination” (as such term, or any similar successor term, is defined in such Change in Control Severance Arrangement) that triggers the Grantee’s right to severance benefits under such Change in Control Severance Arrangement.

(b)	if the Grantee is not covered by a Change in Control Severance Arrangement at the time of the termination and if the termination occurs either within the Protected Period corresponding to a Change in Control of the Company or within twenty-four (24) calendar months following the date of a Change in Control of the Company, the Grantee’s employment by the Company and its subsidiaries is involuntarily terminated by the Company and its subsidiaries for reasons other than Cause or by the Grantee for Good Reason.
     Notwithstanding anything else contained herein to the contrary, the termination of the Grantee’s employment (or other events giving rise to Good Reason) shall not entitle the Grantee to any accelerated vesting pursuant to clause (b) above if there is objective evidence that, as of the commencement of the Protected Period, the Grantee had specifically been identified by the Company as an employee whose employment would be terminated as part of a corporate restructuring or downsizing program that commenced prior to the Protected Period and such termination of employment was expected at that time to occur within six (6) months. The applicable Change in Control Severance Arrangement shall govern the matters addressed in this paragraph as to clause (a) above.
     5.3 Automatic Acceleration; Early Termination. If the Company undergoes a Change in Control triggered by clause (iii) or (iv) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the Option following the Change in Control, or if for any other reason the Option would not continue after the Change in Control, then upon the Change in Control the outstanding and previously unvested portion of the Option shall vest fully and completely, any and all restrictions on exercisability or otherwise shall lapse, and it shall be fully exercisable. Unless the Committee expressly provides otherwise in the circumstances, no acceleration of vesting or exercisability of the Option shall occur pursuant to this Section 5.3 in connection with a Change in Control if either (a) the Company is the surviving entity, or (b) the successor to the Company (if any) (or a Parent thereof) agrees in writing prior to the Change in Control to assume the Option. If the Option is fully vested or becomes fully vested as provided in this Section 5.3 but is not exercised prior to a Change in Control triggered by clause (iii) or (iv) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the Option following the Change in Control, or if for any other reason the Option would not continue after the Change in Control, then the Committee may provide for the settlement in cash of the award (such settlement to be calculated as though the Option was exercised simultaneously with the Change in Control and based upon the then Fair Market Value of a share of Common Stock). The Option, if so settled by the Committee, shall automatically terminate. If, in such circumstances, the Committee does not provide for the cash settlement of the Option, then upon the Change in Control the Option shall terminate, subject to any provision that has been made by the Committee through a plan of reorganization or otherwise for the survival, substitution or exchange of the Option; provided that the Grantee shall be given reasonable notice of such intended termination and an opportunity to exercise the Option prior to or upon the Change in Control. The Committee may make adjustments pursuant to Section 6(a) of the Plan and/or deem an acceleration of vesting of the Option pursuant to this Section 5.3 to occur sufficiently prior to an event if necessary or deemed appropriate to permit the Grantee to realize the benefits intended to be conveyed with respect to the shares underlying the Option; provided, however, that, the Committee may reinstate the original terms of the Option if the related event does not actually occur. The provisions in this Section 5.3 for the early termination of the Option in connection with a Change in Control of the Company supercede any other provision hereof that would otherwise allow for a longer Option term.
6. Tax Matters.
     6.1 Tax Withholding. The Company or the subsidiary which employs the Grantee shall be entitled to require, as a condition of issuing shares upon exercise of the Option, that the Grantee or other person exercising the Option pay any sums required to be withheld by federal, state or local tax law with respect to such vesting or payment. Alternatively, the Company or such subsidiary, in its discretion, may make such provisions for the withholding of taxes as it deems appropriate (including, without limitation, withholding the taxes due from compensation otherwise payable to the Grantee or reducing the number of shares otherwise deliverable with respect to the Option (valued at their then Fair Market Value) by the amount necessary to satisfy such withholding obligations at the flat percentage rates applicable to supplemental wages).
     6.2 Transfer Taxes. The Company will pay all federal and state transfer taxes, if any, and other fees and expenses in connection with the issuance of shares in connection with the vesting of the Option.
7. Committee Authority.
     The Committee has the discretionary authority to determine any questions as to the date when the Grantee’s employment terminated and the cause of such termination and to interpret any provision of these Terms, the Grant Letter, the Stock Plan System, the Plan, and any other applicable rules. Any action taken by, or inaction of, the Committee relating to or pursuant to these Terms, the Grant Letter, the Stock Plan System, the Plan, or any other applicable rules shall be within the absolute discretion of the Committee and shall be conclusive and binding on all persons.
8. Plan; Amendment.
     The Option is governed by, and the Grantee’s rights are subject to, all of the terms and conditions of the Plan and any other rules adopted by the Committee, as the foregoing may be amended from time to time. The Grantee shall have no rights with respect to any amendment of these Terms or the Plan unless such amendment is in writing and signed by a duly authorized officer of the Company. In the event of a conflict between the provisions of the Grant Letter and/or the Stock Plan System and the provisions of these Terms and/or the Plan, the provisions of these Terms and/or the Plan, as applicable, shall control.
9. Definitions.
     Whenever used in these Terms, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
     “Board” means the Board of Directors of the Company.
     “Cause” means the occurrence of either or both of the following:
(i)	The Grantee’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or

(ii)	The willful engaging by the Grantee in misconduct that is significantly injurious to the Company. However, no act, or failure to act, on the Grantee’s part shall be considered “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
     “Change in Control” is used as defined in the Plan.
     “Change in Control Severance Arrangement” means a “Special Agreement” entered into by and between the Grantee and the Company that provides severance protections in the event of certain changes in control of the Company or the Company’s Change-in-Control Severance Plan, as each may be in effect from time to time, or any similar successor agreement or plan that provides severance protections in the event of a change in control of the Company.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Committee” means the Company’s Compensation and Management Development Committee or any successor committee appointed by the Board to administer the Plan.
     “Disability” means disabled pursuant to the provisions of the Company’s (or one of its subsidiary’s) Long Term Disability Plan applicable to the Grantee; or, if the Grantee is not covered by such a Long Term Disability Plan, the incapacity of the Grantee, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company or the subsidiary which employs the Grantee, such disability to be determined by the Committee upon receipt and in reliance on competent medical advice from one or more individuals, selected by the Committee, who are qualified to give such professional medical advice.
     “Early Retirement” means that the Grantee terminates employment after attaining age 55 with at least 10 years of service (other than in connection with a termination by the Company or a subsidiary for cause) and other than a Normal Retirement. However, in the case of a Grantee who is an officer of the Company subject to the Company’s mandatory retirement at age 65 policy and who, at the applicable time, is not otherwise eligible for Early Retirement as defined in the preceding sentence or for Normal Retirement, “Early Retirement” as to that Grantee means that the Grantee’s employment is terminated pursuant to such mandatory retirement policy (regardless of the Grantee’s years of service and other than in connection with a termination by the Company or a subsidiary for cause).
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Fair Market Value” is used as defined in the Plan; provided, however, the Committee in determining such Fair Market Value for purposes of the Option may utilize such other exchange, market, or listing as it deems appropriate. For purposes of a cashless exercise, the Fair Market Value of the shares shall be the price at which the shares in payment of the exercise price are sold.
     “Good Reason” means, without the Grantee’s express written consent, the occurrence of any one or more of the following:
(i)	A material and substantial reduction in the nature or status of the Grantee’s authorities or responsibilities (when such authorities and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than (A) an inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Grantee, and/or (B) changes in the nature or status of the Grantee’s authorities or responsibilities that, in the aggregate, would generally be viewed by a nationally-recognized executive placement firm as resulting in the Grantee having not materially and substantially fewer authorities and responsibilities (taking into consideration the Company’s industry) when compared to the authorities and responsibilities applicable to the position held by the Grantee immediately prior to the start of the Protected Period. For the purpose of the preceding test, the Grantee and the Company shall mutually agree on a nationally-recognized consulting firm; provided that, if agreement cannot timely be reached, the Company and the Grantee shall each timely choose a nationally-recognized firm and representatives of these two firms shall promptly choose a third firm, which third firm will make the determination referred to in the preceding sentence. The written opinion of the firm thus selected shall be conclusive as to this issue.

In addition, if the Grantee is a vice president, the Grantee’s loss of vice-president status will constitute “Good Reason”; provided that the loss of the title of “vice president” will not, in and of itself, constitute Good Reason if the Grantee’s lack of a vice president title is generally consistent with the manner in which the title of vice president is used within the Grantee’s business unit or if the loss of the title is the result of a promotion to a higher level office. For the purposes of the preceding sentence, the Grantee’s lack of a vice-president title will only be considered generally consistent with the manner in which such title is used if most persons in the business unit with authorities, duties, and responsibilities comparable to those of the Grantee immediately prior to the commencement of the Protected Period do not have the title of vice-president.

(ii)	A reduction by the Company in the Grantee’s annualized rate of base salary as in effect on the Grant Date or as the same shall be increased from time to time.

(iii)	A material reduction in the aggregate value of the Grantee’s level of participation in any of the Company’s short and/or long-term incentive compensation plans (excluding stock-based incentive compensation plans), employee benefit or retirement plans, or policies, practices, or arrangements in which the Grantee participates immediately prior to the start of the Protected Period provided; however, that a reduction in the aggregate value shall not be deemed to be “Good Reason” if the reduced value remains substantially consistent with the average level of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.

(iv)	A material reduction in the Grantee’s aggregate level of participation in the Company’s stock-based incentive compensation plans from the level in effect immediately prior to the start of the Protected Period; provided, however, that a reduction in the aggregate level of participation shall not be deemed to be “Good Reason” if the reduced level of participation remains substantially consistent with the average level of participation of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.

(v)	The Grantee is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is greater than fifty (50) miles away from the Grantee’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (v) more than ninety (90) days before such intended effective date.

     The Grantee’s right to terminate employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness. The Grantee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.
     “Grant Date” means the date that the Committee approved the grant of the Option.
     “Normal Retirement” means that the Grantee terminates employment after attaining age 65 with at least 10 years of service (other than in connection with a termination by the Company or a subsidiary for cause).
     “Parent” is used as defined in the Plan.
     “Plan” means the Northrop Grumman 2001 Long-Term Incentive Stock Plan, as it may be amended from time to time.
     The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:
(i)	If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii)	If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii)	In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.
     “Successor” means the person acquiring a Grantee’s rights to a grant under the Plan by will or by the laws of descent or distribution.